Exhibit 10.18

Heritage Property Investment Trust, Inc.
535 Boylston Street
Boston, MA 02116

June 16, 2003

Personal and Confidential
By Hand

Gary Widett
4 Webster Circle
Sudbury, MA 01776

Re:                             Separation Agreement

Dear Gary:

As we discussed with respect to your departure from Heritage Property Investment Trust, Inc., its affiliates and subsidiaries (“Heritage”), your employment with Heritage will end effective September 1, 2003 (the “Separation Date”).  The purpose of this letter is to resolve all outstanding issues and set forth our agreement with respect to your separation (the “Agreement”).  This Agreement is intended to supersede and replace in all respects the Severance Agreement, between Heritage and you, dated as of August 28, 2002 (the “Severance Agreement”).  Any defined terms used herein that are not defined herein are to have the meanings given to those terms in the Severance Agreement.

Under this Agreement, you and Heritage agree as follows:

1.                                       Termination of Employment.  Heritage will treat your separation as a termination of employment without “Cause”.  Except as otherwise provided in this Agreement, no compensation or benefits, other than those listed below, will accrue or be owing in any respect of any period after the Separation Date, and no other liability of either Heritage or you, of any kind, will accrue on account of the termination of your employment.

2.                                       Salary and Bonus Payments.  In connection with your separation of employment, you will be entitled to the following payments:

(a)                                  Accrued Salary.  Heritage will continue to pay your salary through the Separation Date, consistent with Heritage’s regular payroll procedures.  Additionally, immediately following your Separation Date, Heritage will pay you all your unused, accrued vacation time in the amount of $25,385, equivalent of 4 weeks of vacation.  All payments under this section will be

Gary Widett
June 16, 2003

based on your 2003 base rate of pay (i.e., $330,000) less the deductions required by law.

(b)                                 Additional Salary Payment.  Heritage agrees to pay you an additional amount of $495,000, which is the equivalent of 18 months of your 2003 base rate of pay (i.e., $330,000), less the deductions required by law.

(c)                                  Bonus Payment.  Heritage agrees to pay you a bonus payment of $392,000, which is the equivalent of 21 months of your average annual bonus during the past three fiscal years, less the deductions required by law.

(d)                                 Method of Payment.  One half of the total payments provided for in Section 2 (b) – (c) hereof, as applicable, i.e. $443,500, shall be made as salary continuation, net of tax withholding, payable in equal installments at Heritage’s regular payroll periods and in accordance with its regular payroll practices, continuing for the 18-month period following the Separation Date.  The remaining $443,500, net of tax withholding, shall be made in a cash lump-sum payment upon the Separation Date.

3.                                       Other Benefits.

(a)                                  Insurance Benefits.  Heritage shall continue to provide you with your current Health ($1,300 per month), Dental ($115 per month) and Group Life Insurance ($50 per month) benefits for 18 months following the Separation Date, to the extent available under Heritage current insurance policies.  To the extent coverage is not available under current policies, Heritage will reimburse you for the reasonable costs (as set forth above) of such benefits directly.  Heritage shall continue to provide you with Short-term and Long-term Disability Insurance ($115 per month) benefits through the Separation Date.  To the extent you become entitled to comparable coverage under the insurance plan of another employer, including a partnership, following the Separation Date, no benefit provided under this provision will be provided to you.

(b)                                 SERP.  As of the Separation Date, you will cease to accrue any additional benefit under Heritage’s Supplemental Executive Retirement Plan (“SERP”).  You will, however, be eligible to receive benefits under the SERP following your 65th birthday, in accordance with the terms and conditions of the SERP.  Alternatively, within 30 days of the Separation Date, you may elect to receive payment of your vested SERP benefits, commencing at any time, in accordance with the terms and conditions of the SERP.  For your information, if you choose to make such an election before your 65th birthday, the SERP payment will be actuarially reduced in accordance with the SERP.  A copy of the SERP, which details options for distributions, is attached hereto as Exhibit A.

(c)                                  401k Plan.  Heritage will provide you with the maximum allowable contribution with respect to your Heritage 401(k) account for 2003.  Following the Separation Date, you will cease accruing amounts in your 401(k) as you will no longer be employed by Heritage.  Following the Separation Date, you will be entitled to transfer your account balance or take a distribution according to Plan rules and procedures.

(d)                                 Automobile.  Heritage will allow you to retain the automobile that Heritage has leased on your behalf through the expiration of the lease on June 21, 2003, and for an additional period through the Separation Date.  Heritage will take the steps necessary to extend the lease through the Separation Date.  On or before the Separation Date, you must return the car subject to the lease to Heritage.  For the lease period ending on the Separation Date, Heritage will continue paying one hundred percent (100%) of the lease and insurance payments, as well as the appropriate excise tax.  Immediately following the Separation Date, Heritage will pay you the equivalent of $1,000 per month for 18 months, less the deductions required by law, so that you may purchase or lease an equivalent automobile and appropriate insurance.  The payments will be made at Heritage’s regular payroll periods and in accordance with its regular payroll practices.

(e)                                  Outplacement Services.  In lieu of providing you with professional outplacement services, immediately following the effective date of this Agreement, which is the day immediately following the expiration of the seven (7) day revocation period referred to in Section 24 hereof (“the Effective Date”), Heritage will pay you $5,000, less the deductions required by law, in a cash lump-sum payment.

(f)                                    Expense Reimbursement.  Heritage will reimburse you for any unpaid, reasonable business expenses incurred by you up to the date of this Agreement upon delivery by you to Heritage of appropriate back-up documentation.

4.                                       Equity Compensation.  With respect to your shares of common stock and stock options, the following provisions will apply:

(a)                                  Vested Stock Options.  As of the date of this Agreement, you hold vested options to purchase 220,000 shares of Heritage common stock under Heritage’s Amended and Restated 2000 Equity Incentive Plan.  All of these options are currently exercisable by you at an exercise price of $25.00 per share.  The Equity Incentive Plan provides that these options will continue to be exercisable by you for ninety (90) days following the Effective Date of this Agreement; provided, however, that, as a result of the fact that you are in possession of material, non-public information about Heritage as of the date of this Agreement, you are not currently permitted under Heritage’s Insider Trading Policy to engage in transactions in Heritage common stock while you are in possession of such information.  Therefore, these options will continue to be exercisable by you for ninety (90) days following the date on which Heritage notifies you in writing that you are no longer prohibited under Heritage’s Insider Trading Policy from engaging in transactions in Heritage common stock.  Heritage is currently pursuing the implementation for all Heritage employees of a so-called “cashless” exercise method to permit you to exercise these options and the options referred to in (b) below by the payment of the exercise price either through the surrender of other stock or options or with the cash proceeds from the sale of the shares acquired upon exercise of the options.  We anticipate that this plan will be implemented and will be available to optionholders shortly.  As outlined above, once you are able to sell shares on the open market (i.e., once you are no longer in possession of material, non-public information about Heritage), you will be able to participate in this program.  To the extent that you incur any federal or state taxes in connection with the exercise of these options and/or the sale of any shares in connection with the exercise, you will be required to pay or Heritage will withhold those taxes.

(b)                                 Unvested Stock Options.  As of the date of this Agreement, you also hold unvested options to purchase 130,000 shares of Heritage common stock under the Equity Incentive Plan, of which 50,000 options are exercisable at an exercise price of $25.00 per share, and 80,000 options are exercisable at an exercise price of $24.36 per share.  These options are not yet exercisable.  However, Heritage agrees to accelerate the vesting of all of these options so that they will be immediately exercisable from and after the Effective Date of this Agreement and for the same period of time as the options referred to in (a) above.  As with your vested options, Heritage anticipates that a cashless exercise method of exercising these options will be available to you.  To the extent that you incur any federal or state taxes in connection with the acceleration of these unvested options, the exercise of these options and/or the sale of any shares in connection with the exercise, you will be required to pay or Heritage will withhold those taxes.

(c)                                  Unrestricted Shares of Common Stock.  Heritage’s records indicate that as of the date of this Agreement, you own 62,479 shares of common stock free and clear of any restriction or risk of forfeiture.  You will be entitled to retain these shares of common stock following the Separation Date.

(d)                                 2002 Performance Shares.  In March 2003, you were issued 18,000 shares of common stock under the Equity Incentive Plan relating to your 2002 performance.  These shares are subject to transfer restrictions and risk of forfeiture, which will not terminate completely until January 2006.  However, Heritage agrees to accelerate the termination of these restrictions to the Separation Date so that as of the Separation Date, you will own these shares free and clear of any restrictions.  To the extent that you incur any federal or state taxes in connection with the early termination of these restrictions, you will be required to pay or Heritage will withhold those taxes.  You agree that you are not entitled to any performance shares for 2003.

(e)                                  Special Stock Awards.  In July 2002, the Heritage Board of Directors approved the issuance to you of 20,000 restricted shares of common stock as part of an overall award to members of senior management of Heritage.  In addition, the Board of Directors also reserved an additional 80,000 restricted shares of common stock for possible future issuance to you over four years, subject to your continued employment and other terms and conditions.  The restrictions on the first 20,000 share award have terminated and these shares are included in your total described in (c) above.  In March 2003, you were awarded the second installment of 20,000 restricted shares.  The restrictions on these shares will not terminate until March 2004.  However, Heritage agrees to accelerate the termination of these restrictions to the Separation Date so that as of the Separation Date, you will own these shares free and clear of any restrictions.  To the extent that you incur any federal or state taxes in connection with the early termination of these restrictions, you will be required to pay those taxes.  You agree that you are not entitled to any further installments of these special stock awards.

(f)                                    Schedules.  Schedules of the above stock and options with their respective vesting dates are attached hereto as Exhibit B.

5.                                       Resignation as an Officer and Director and Press Release.  Effective immediately by your signing this Agreement, you resign from your positions as an officer and/or director of Heritage and its subsidiaries.  Heritage will issue a press release concerning your departure in the form attached hereto as Exhibit C.

6.                                       Cooperation In Future Matters.  You hereby agree that up to and following the date of this Agreement, you shall cooperate with Heritage’s reasonable requests relating to matters that pertain to your employment by Heritage, including, without limitation, providing information, limited consultation and/or transition assistance as to such matters, participating in legal proceedings (including but not limited to any proceedings related to the pending action, Paul J. Donahue, et al. v. Heritage Property Investment Trust, Inc., Suffolk Superior Court, Civil Action

Number 01-5006-A), investigations or audits on behalf of Heritage, or otherwise making yourself reasonably available to Heritage for other related purposes.  Any such cooperation shall be performed at times scheduled taking into consideration your other commitments.  Additionally, you shall be compensated at a reasonable hourly or per diem rate to be agreed by the parties for any such cooperation performed following the Separation Date.  Following the Separation Date, you shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in your good faith belief of would conflict with your rights under or ability to enforce this Agreement.

7.                                       Mutual Non Disparagement.  From and after the date of this Agreement, you shall not make any remarks, statements or comments to any third party disparaging the integrity or reputation of Heritage and its subsidiaries and their respective employees, officers, directors, affiliates and principal shareholders.  From and after the date of this Agreement, Heritage will not, and will use its best efforts to cause its and its subsidiaries’ employees officers, directors and principal shareholders (and the officers and directors of such principal shareholders) not to, make any remarks, statements or comments to any third party disparaging your integrity or reputation.

8.                                       Restrictive Covenants

(a)                                  General.  You and Heritage understand and agree that the purpose of the provisions of this Section 8 is to protect legitimate business interests of the Heritage, as more fully described below, and is not intended to impair or infringe upon your right to work, earn a living, or acquire and possess property from the fruits of your labor.  You hereby acknowledge that the post-employment restrictions set forth in this Section 8 are reasonable and that they do not, and will not, unduly impair your ability to earn a living after Separation Date.  Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, you shall be subject to the restrictions set forth in this Section 8.

(b)                                 Definitions.  The following terms in quotations used in this Section 8 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Confidential Information” means any confidential or proprietary information possessed by Heritage or its affiliates or subsidiaries, including without limitation, any confidential “know-how”, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Massachusetts.

“Determination Date” means your Separation Date or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by you.

“Person” means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Employees” means employees of Heritage or its affiliated companies who were employed by Heritage or its affiliated companies at any time within six (6) months prior to the Determination Date.

“Restricted Period” means a period beginning as of the date of this Agreement and extending two (2) years from the Separation Date.

“Restrictive Covenants” means the restrictive covenants contained in Section 8(c) - (e) hereof.

(c)                                  Restriction on Disclosure and Use of Confidential Information.  You understand and agree that the Confidential Information constitutes a valuable asset of Heritage and its affiliated entities, and may not be converted to your own use.  Accordingly, you hereby agree that you shall not, directly or indirectly, at any time, reveal, divulge or disclose to any Person not expressly authorized by Heritage any Confidential Information, and you shall not, directly or indirectly, use or make use of any Confidential Information in connection with any business activity other than that of Heritage.  The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Heritage’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(d)                                 Non-solicitation of Protected Employees.  You understand and agree that the relationship between Heritage and each of its Protected Employees constitutes a valuable asset of Heritage and may not be converted to your own use.  Accordingly, you hereby agree that during the Restricted Period you shall not directly or indirectly on your own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with Heritage.

(e)                                  Noninterference with Company Opportunities.  You understand and agree that all shopping center and other investment opportunities with which you were involved during your employment with Heritage constitute valuable assets of Heritage and its affiliated entities, and may not be converted to your own use.  Accordingly, you hereby agree that during the Restricted Period, you shall not directly or indirectly on your own behalf or as a Principal or Representative of any Person, interfere with, solicit, pursue, or in any way make use of any such opportunities.

(f)                                    Exceptions from Disclosure Restrictions.  Anything herein to the contrary notwithstanding, you shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by you or his agent; (ii) becomes available to you in a manner that is not in contravention of applicable law from a source (other than Heritage or its affiliated entities or one of its or their officers, employees, agents or representative) that is not bound by a confidential relationship with Heritage or its affiliated entities or by a confidentiality or other similar agreement; (iii) was known to you on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to you by Heritage or its affiliated entities or one of its or their officers, employees, agents or representatives; or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, any disclosure or use shall be limited to the extent that disclosure or use is required by law, court order or other legal process and you shall provide Heritage with prompt notice of such requirement so that Heritage may seek an appropriate protective order prior to any such required disclosure by you.

9.                                       Rights and Remedies Upon Breach.  In the event you breach, or threaten to commit a breach of, any of the provisions of Sections 7 or 8 hereof, Heritage shall have the right and remedy to enjoin, preliminarily and permanently, you from violating or threatening to violate the provisions of Sections 7 or 8 hereof and to have the provisions of Sections 7 or 8 hereof specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the provisions of Sections 7 or 8 hereof would cause irreparable injury to Heritage and that money damages would not provide an adequate remedy to Heritage.  The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to Heritage at law or in equity. You acknowledge and agree that the Restrictive Covenants of Section 8 are reasonable and valid in time and space and in all other respects.

10.                                 Return of Documents and Property.  In signing this Agreement, you represent that you have returned to Heritage any and all documents, materials and information related to the business, whether present or otherwise, of Heritage and its subsidiaries and affiliates, and all copies, and all keys, credit cards, computers, phone and other tangible property of Heritage and its subsidiaries and affiliates, in your possession or control, other than the automobile provided to you by Heritage consistent with the terms hereof.

11.                                 Mutual Release.  By accepting the terms of this Agreement and signing in the space provided at the end of this agreement:  You hereby release and forever discharge and hold Heritage and its subsidiaries, their respective current and former employees, officers, directors, shareholders, representatives, successors, insurers, attorneys and affiliates harmless from all claims or suits, of any nature whatsoever, present or future, being directly or indirectly related to your employment or the termination of such employment with Heritage and specifically but without limitation including any claims for notice, pay in lieu of notice, wages, salary, wrongful dismissal, breach of contract, severance pay, bonus, overtime pay, incentive compensation, equity compensation, vacation pay, or claims pertaining to Heritage stock options, stock or employee benefits plans.  Heritage, for itself and on behalf of its subsidiaries and affiliates, hereby releases and forever discharges and holds you and your successors and heirs, and your insurers, attorneys and affiliates harmless from all claims or suits, of any nature whatsoever, present or future, being directly or indirectly related to your employment or the termination of such employment with Heritage.  Each of Heritage and you also agrees not to file a lawsuit asserting any such claims.  This Release includes, but is not limited to, contract and tort claims, claims growing out of any legal restriction on Heritage’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act, the Americans with Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, which arose before the date this Agreement is signed.  You agree that Heritage has furnished you with adequate consideration in exchange for this Release.  Each of Heritage and you agrees that these terms represent a full and final settlement of any and all claims you or Heritage may have arising out of your employment with Heritage, except that this Release shall not release or affect any vested rights you or Heritage may have under the terms of this Agreement or any vested right you may have under the Heritage Property Investment Trust, Inc.’s Amended and

Restated 2000 Equity Incentive Plan or Heritage’s 401k plan.

You understand that nothing in this Agreement and Release shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”) independent right and responsibility to enforce the law.  You understand, however, that, while this Agreement and Mutual Release does not affect your right to file a charge or participate in an investigation or proceeding conducted by the Commission, it does bar any claim you might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this Agreement and Release.

12.                                 Further Assurances.  Each party shall execute and deliver all such further documents and instruments and do all acts and things as the other party may after the date hereof reasonably require to carry out or better evidence or perfect the full intent and meaning of this Agreement.

13.                                 Indemnification.

(a)                                  Following the date of this Agreement, Heritage agrees that it will, indemnify and hold harmless you, against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the date of this Agreement, whether asserted or claimed prior to, at or after the date of this Agreement (other than pertaining to your breach of any agreements with Heritage, including without limitation to the provisions of Sections 7 or 8 hereof), to the fullest extent that Heritage would have been permitted under Maryland law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify you (and Heritage shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided you provides an undertaking to repay advances if it is ultimately determined that you are not entitled to indemnification).

(b)                                 The provisions of this Section 13 are intended to be an addition to the rights otherwise available to you by law, charter, statute, bylaw or separate agreement between Heritage and you.

14.                                 Successors, Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of Heritage and its successors and permitted assigns.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

15.                                 Notice.  Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally against receipt therefor or mailed by certified or registered mail, return receipt requested, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.  Notice to Heritage shall be addressed to:

Heritage Property Investment Trust, Inc.
535 Boylston Street
Boston, MA 02116
Attn: President

Notice to you shall be addressed to you at your last residence shown on the records of Heritage.  All such notices shall be deemed effectively given (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, two (2) days after being mailed as described above.

16.                                 Modifications and Waivers.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer of Heritage as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.                                 Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the Commonwealth of Massachusetts.

18.                                 Severability.  If any provision of this Agreement, including all or any portion of the Restrictive Covenants, is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired and shall be given full effect, without regard to the invalid portions.

19.                                 Survival.  Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including without limitation your obligations under Sections 6, 7, 8 and 11 hereof.

20.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.                                 Effect of Headings.  The introduction and paragraph headings in this Agreement are for convenience of reference only and shall not affect the construction hereof.

22.                                 Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

23.                                 Payment Of Legal Fees.  Heritage agrees to pay you the reasonable legal fees and expenses incurred by you in connection with the negotiation and execution of this Agreement, subject to a maximum amount of $20,000, provided that none of the fees and expenses will be utilized for litigation or other adverse action against Heritage and provided delivery by you to Heritage of appropriate back-up documentation.

24.                                 Acknowledgments and Return Date.  This is an important legal document, and you should consult with an attorney of your own choice in deciding whether to accept this offer.  In signing this agreement, you give Heritage assurance that you have had a full and reasonable opportunity to consider its terms; that you have read and understood all of those terms; and that your acceptance of this Agreement is freely and voluntarily given.

If the terms of this Agreement are acceptable to you, please sign and return this letter to me no later than twenty-one (21) days from the date you receive it.  You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing.  If you do not revoke this Agreement, then, at the expiration of that seven-day period, this Agreement shall take effect as a legally binding agreement between you and Heritage on the basis set forth above.  The enclosed copy of this letter, which you should also sign and date, is for your records.

25.                                 Entire Agreement.  This Agreement, the Exhibits hereto and the Mutual Release referred to in Section 11 above set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, express or implied, including but not limited to the Severance Agreement.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement, the Exhibits hereto and the Mutual Release.

Very truly yours,

Heritage Property Investment Trust, Inc.,

By:	/s/ Thomas C. Prendergast
	Name:	Thomas C. Prendergast
	Title:	Chairman, President Chief
Executive Officer

I, the undersigned, having had the time to reflect, and having actually consulted with counsel of my choosing, freely accept the above terms of my separation.  I acknowledge and agree that no representative of Heritage has made any representation to or agreement with me relating to this Agreement which is not contained in the express terms of this Agreement.  I acknowledge and agree that my execution and delivery of this Agreement is based upon my independent review of this Agreement.

Witness:	Accepted and agreed:

/s/ Gary R. Greenberg	/s/ Gary Widett
Gary Widett

Date: June 17, 2003	Date: June 17, 2003